UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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Hampden Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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September 30, 2011

To the Stockholders of
Hampden Bancorp, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Hampden Bancorp, Inc. to be held on Tuesday, November 1, 2011, at 10:00 a.m. Eastern Time, at the Sheraton Springfield Monarch Place Hotel, Springfield, MA 01144.

At the Annual Meeting, you will be asked to: (i) elect three directors, each to serve for a three-year term, (ii) ratify the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the year ending June 30, 2012 and (iii) transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

The Board of Directors unanimously recommends that you vote FOR the proposals listed above. We encourage you to read the accompanying Proxy Statement, which provides information about Hampden Bancorp, Inc. and the election of directors to be considered at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to sign and date the enclosed proxy card and return it in the enclosed envelope. Returning a proxy card will not deprive you of your right to attend the Annual Meeting and vote your shares in person. If you attend the meeting and prefer to vote in person, you may do so.

Sincerely,

Thomas R. Burton
President and Chief Executive Officer

HAMPDEN BANCORP, INC.
19 Harrison Ave.
Springfield, MA 01102
(413) 736-1812

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 1, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hampden Bancorp, Inc. will be held on Tuesday, November 1, 2011, at 10:00 a.m. Eastern Time, at the Sheraton Springfield Monarch Place Hotel, Springfield, MA 01144 for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To elect three directors to serve for a term of three years;
2.
To ratify the appointment by the Board of Directors of Hampden Bancorp of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments of the meeting.

Stockholders of record at the close of business on September 16, 2011 are entitled to notice of and to vote at the Annual Meeting and at any adjournments of the meeting.

By Order of the Board of Directors
Thomas R. Burton
President and Chief Executive Officer

Springfield, MA
September 30, 2011

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT IN PERSON, YOU ARE URGED TO VOTE YOUR COMMON SHARES VIA MAIL BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE.

HAMPDEN BANCORP, INC.
19 Harrison Ave.
Springfield, MA 01102

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
November 1, 2011

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement, which is first being mailed on or about September 30, 2011, is furnished to stockholders of Hampden Bancorp, Inc. (the “Company’’ or “Hampden Bancorp”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2011 Annual Meeting of stockholders (the “Annual Meeting’’) and any adjournments of the Annual Meeting. The Annual Meeting will be held at the Sheraton Springfield Monarch Place Hotel, Springfield, MA 01144, on November 1, 2011 at 10:00 a.m. Eastern Time.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 1, 2011.  This Proxy Statement and our 2011 Annual Report to security holders are available at http://www.cfpproxy.com/6120.

The Annual Meeting has been called for the following purposes: (i) to elect three directors, each to serve for a three-year term (Proposal 1); (ii) to ratify the appointment by the Board of Directors of Hampden Bancorp of Wolf & Company, P.C. as our independent registered public accounting firm for the year ending June 30, 2012 (Proposal 2); and (iii) to transact such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors is not aware of any other matters that will be presented at the Annual Meeting or any adjournments of the Annual Meeting.

The proxies solicited hereby, if properly executed and returned to us and not revoked prior to their use, will be voted in accordance with the instructions contained therein by the persons named in the proxy, who have been duly appointed by the Board of Directors to vote such proxies. Unless contrary instructions are given, each proxy will be voted FOR the election of all of the nominees of the Board of Directors and FOR the ratification of the appointment of Hampden Bancorp’s independent registered public accounting firm. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting of Stockholders that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the person appointed to vote the proxies will vote the shares represented by the proxies on such matters as determined by a majority of our Board of Directors.

Any stockholder giving a proxy has the power to change or revoke it any time before it is exercised by (i) delivering to the Chief Financial Officer of the Company (Robert Massey, CFO, SVP and Treasurer, Hampden Bancorp, Inc., 19 Harrison Ave, Springfield, MA, 01102) written revocation of the proxy, (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments of the Annual Meeting and will not be used for any other meeting.

The securities which can be voted at the Annual Meeting consist of shares of our common stock, par value $0.01 per share (the “Common Stock’’), with each share entitling its owner to one vote on each matter presented. The close of business on September 16, 2011 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The number of shares of Common Stock issued and outstanding on September 16, 2011 was 6,666,436. Stockholders’ votes will be tabulated by the person appointed by the Board of Directors to act as inspector of election of the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Under our Bylaws, directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election. Unless otherwise required by Delaware law, applicable rules and regulations or our Certificate of Incorporation or Bylaws, any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the shares, represented either in person or by proxy, and entitled to vote at the Annual Meeting.

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the Annual Meeting. If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Recent changes in regulations were made that have taken away the ability of your bank, broker or other nominee to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this Proxy Statement.) In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other nominee was allowed to vote your shares on your behalf in the election of directors as it felt appropriate. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors, no votes will be cast on this proposal on your behalf.

Solicitation of Proxies. We will pay the cost of soliciting proxies for the Annual Meeting. We have engaged the proxy solicitation services of Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902. For its services, Morrow & Co., LLC will receive a fee of approximately $5,500. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our beneficial owners. Additionally, Hampden Bancorp’s directors, officers and other employees may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

Voting. If your Common Stock is held by a broker, bank or other nominee (i.e., in “street name”), you should receive instructions from that person or entity that you must follow in order to have your shares of Common Stock voted. If you hold your Common Stock in your own name and not through a broker or another nominee, you may vote your shares of Common Stock:

o	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope, or
o	by attending the Annual Meeting and voting in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your Common Stock in accordance with your instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Householding of Annual Disclosure Documents.  Only one copy of this Proxy Statement and our 2011 Annual Report is being sent to an address shared by more than one stockholder. This practice, known as "householding," is designed to reduce our printing and mailing costs. If any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our 2011 Annual Report, he or she may contact the Company's Chief Financial Officer at Hampden Bancorp, Inc., Attn: Robert Massey, CFO, SVP and Treasurer, 19 Harrison Ave., Springfield, MA 01102. Any such stockholder may also contact the CFO using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of Proxy Statements and Annual Reports, you may request householding in the future by contacting the CFO using the above contact information.

Participants in Hampden Bank Employee Stock Ownership Plan. If you participate in the Hampden Bank Employee Stock Ownership Plan (the “ESOP”), you will receive vote authorization materials for each plan that will reflect all the shares that you may direct the ESOP trustee to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the ESOP trustee how to vote the shares of Common Stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Hampden Bancorp Common Stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the ESOP trustee is October 20, 2011.

ELECTION OF DIRECTORS
(Proposal 1)

On September 7, 2011, the Board of Directors (the “Board”) nominated Stanley Kowalski, Jr., Mary Ellen Scott, and Stuart F. Young, Jr. for election at the Annual Meeting. The Board of Directors currently consists of 10 members, classified into three classes as follows: Judith E. Kennedy, Richard J. Kos, and Kathleen O’Brien Moore constitute a class with a term ending in 2012 (the “Class I directors”);  Thomas R. Burton, Linda Silva Thompson, Richard D. Suski, and Arlene Putnam constitute a class with a term ending in 2013 (the “Class II directors”); and Stanley Kowalski, Jr., Mary Ellen Scott, and Stuart F. Young, Jr. constitute a class with a term which expires at the upcoming Annual Meeting (the “Class III directors”).  At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted (i) to set the size of the Board of Directors at 10 members and (ii) to nominate Stanley Kowalski, Jr., Mary Ellen Scott, and Stuart F. Young, Jr. for election at the Annual Meeting for a term of three years to serve until the 2014 Annual Meeting of Stockholders, and until their respective successors are elected and qualified.  The Class I directors (Judith E. Kennedy, Richard J. Kos, and Kathleen O’Brien Moore) and the Class II directors (Thomas R. Burton, Linda Silva Thompson, Richard D. Suski, and Arlene Putnam) will serve until the Annual Meetings of Stockholders to be held in 2012 and 2013, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Stanley Kowalski, Jr., Mary Ellen Scott, and Stuart F. Young, Jr. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his or her place.  We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

    Other than Richard D. Suski and Linda Silva Thompson, all of the nominees and directors continuing in office are long time residents of the communities served by the Company and its subsidiaries and some of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in the Company’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As the holding company for a community banking institution, the Company believes that the local knowledge and experience of its directors assists the Company in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and assessing the risks inherent in its lending operations, and provides the Company with greater business development opportunities. As local residents, our nominees and directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists the Company in structuring its marketing efforts and community outreach programs.

The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote form any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

The Board Of Directors Recommends The Election Of Stanley Kowalski, Jr., Mary Ellen Scott, and Stuart F. Young, Jr. As Directors.

Information as to Nominees and Other Directors

The following table lists our Board of Directors’ nominees for election as directors and our current directors. Also in the table is each person’s age as of June 30, 2011, the periods during which that person has served as one of our directors, and positions currently held with us.

Director Nominees for a Three-Year Term:	Age at June 30, 2011	Hampden Bank Director Since	Expiration of Term	Position

Stanley Kowalski, Jr., PhD	70	1995	2011	Director

Mary Ellen Scott	67	2000	2011	Director

Stuart F. Young, Jr.	61	1986	2011	Chairman of the Board of Directors

Continuing Directors:

Judith E. Kennedy	73	1977	2012	Director

Richard J. Kos., Esq.	58	2005	2012	Director

Kathleen O’Brien Moore	57	2002	2012	Director

Thomas R. Burton, CPA	64	1994	2013	President, Chief Executive Officer and Director

Linda Silva Thompson	51	2005	2013	Director

Richard D. Suski, CPA	70	2007	2013	Director

Arlene Putnam	64	2007	2013	Director

Biographical Information

The business experience and education of each of our directors is set forth below. The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience, public directorships held within the last five years and the experiences, qualifications, attributes or skills that caused the Governance and Nominating Committee and the Board of Directors to determine that the person should serve as a director. Each director is also a director of Hampden Bank, a wholly-owned subsidiary of the Company (“the Bank”).

Stanley Kowalski, Jr., PhD is the Chief Financial Officer of Flodesign, Inc., a position he has held since 2008. Prior to that, he served as the Dean of the School of Business of Western New England College in Springfield, Massachusetts from 1979 to 2006. He has a PhD in Economics from the University of Massachusetts. He has served as a member of the advisory committee of Flodesign Wind Turbine, Inc. He has served as a board member of the Greater Springfield Chamber of Commerce, Plan for Progress, Boy Scouts of Pioneer Valley, and the New England Business Deans Association. Dr. Kowalski provides the board with knowledge and understanding of the Springfield marketplace and has strong ties to the local community. Dr. Kowalski has served as a director of the Company since January 2007 and as a director of the Bank since 1995.

Mary Ellen Scott has been the president and owner of United Personnel in Springfield, MA since 1984. Ms. Scott has an Associates Degree in Business from Cardinal Cushing College. She is currently a board member of the Springfield Chamber of Commerce, a member of the board of directors and past chairman of the Springfield Symphony Orchestra, and a trustee of the Western Mass Economic Development Council. Ms. Scott provides the board with the experience and perspective of a successful business owner in our markets and has strong ties to the local community. Ms. Scott has served as a director of the Company since January 2007 and as a director of the Bank since 2000.

Stuart F. Young, Jr. has served as the managing partner of Ardsley Properties, LLC since July 2008. Prior to that, he served as the Director of Fiscal Services at the Shriners Hospital for Children in Springfield, Massachusetts since 1994. He has a Masters in Business Administration from the Darden School of Business at the University of Virginia. He has served as a former board member and president of The Ronald McDonald House of Springfield. Mr. Young provides the board with knowledge and understanding of the Springfield marketplace and has strong ties to the local community. Mr. Young has served as a director of the Company since January 2007 and as a director of the Bank since 1986. He has served as Chairman of the Board of Directors since 2005.

Judith E. Kennedy is retired as a Literacy Fellow at the New York Institute for Special Education, a position she held from 2002 through 2005. Prior to that, she served as a Principal for the Springfield public school system. She has a Masters Degree in Education from Westfield State College, and she has served as a board member of the Springfield South End Community Council. Ms. Kennedy provides the board with knowledge and understanding of the Springfield marketplace and has strong ties to the local community. Ms. Kennedy has served as a director of the Company since January 2007 and as a director of the Bank since 1977.

Richard J. Kos, Esq. has been an attorney at the firm of Egan, Flanagan & Cohen, P.C. since 2004. Prior to that, he was Mayor of the City of Chicopee, Massachusetts from 1997 to 2004. Mr. Kos has a Bachelor of Science degree in Economics from Amherst College, and a Law degree from Suffolk University Law School. He currently serves as a trustee of Elms College, chairman of the Chicopee Chamber of Commerce, and a director of the Regional Employment Board. He has held prior directorships with the Pioneer Valley Red Cross, the Polish National Credit Union, and the Economic Development Council. Mr. Kos provides the board with knowledge and understanding of the Springfield marketplace and has strong ties to the local community. Mr. Kos has served as a director of the Company since January 2007 and as a director of the Bank since 2005.

Kathleen O’Brien Moore has been the Treasurer and Collector of the Town of West Springfield, MA since 1994. Prior to that, she was the director and owner of Toomey-O’Brien Funeral Home. Ms. O’Brien Moore has a Masters of Education from Springfield College. She has previously been a board member of the West Springfield Credit Union, and a trustee of the Boys & Girls Club of West Springfield. Ms. O’Brien Moore provides the board with the experience and perspective of a successful business owner in our markets and has strong ties to the local community. Ms. O’Brien Moore has served as a director of the Company since January 2007 and as a director of the Bank since 2002.

Thomas R. Burton, CPA, has served as the President and Chief Executive Officer of Hampden Bancorp and its predecessors since 1994. Prior to that, he was a managing partner at KPMG LLP. Mr. Burton has a Bachelor of Science degree from Western New England College. Mr. Burton has been actively involved in professional organizations and is a member of the American Institute of Certified Public Accountants and the Connecticut and Massachusetts Societies of Certified Public Accountants, where he served as Chairman of the Massachusetts Society Bank Accounting Committee.  He has spoken at a variety of programs sponsored by America’s Community Bankers, Massachusetts Bankers Association and the Bank Administration Institute.  Mr. Burton is a past member of the Board of Directors and past Chairman of the Affiliated Chamber of Commerce of Greater Springfield, member of the Board of Trustees and past Chairman of Western New England College, Director and Chairman of the Audit Committee of the Bankers’ Bank Northeast, Director of the Depositors Insurance Fund of Massachusetts, Director and past Chairman of The Association for Community Living and member of the Board and Treasurer of the Springfield Symphony Orchestra. Mr. Burton’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board. Mr. Burton has served as a director of the Company since January 2007 and as a director of the Bank since 1994.

Linda Silva Thompson has been the Chairperson and Distance Learning Liaison at Monroe College in the Bronx, NY since January, 2008. Prior to that, she served as an adjunct faculty member at Springfield Technical Community College in Springfield, MA from 2003 to 2004, as well as a managing partner at Mitchell, Myhre, & Silva Realty, Inc. from 1988 to 2006. Ms. Silva Thompson has a Master of Science in Communication & Information Management from Bay Path College. She is a licensed residential and commercial real estate sales broker in Massachusetts, New York, and Pennsylvania. She is accredited to manage Massachusetts Housing Finance Agency and US Department of Housing and Urban Development properties.  She has served as a board member and trustee of the Springfield Technical Community College Assistance Corporation and the Community Foundation of Western Massachusetts. Ms. Silva Thompson provides the board with the experience and perspective of a successful business partner in our markets and brings knowledge to the Board concerning the local real estate market. Ms. Silva Thompson has served as a director of the Company since January 2007 and as a director of the Bank since 2005.

Richard D. Suski, CPA, is a retired principal of RDS Associates, a sole proprietorship providing business accounting / consulting services; a position he held from 1991 through 2005. Prior to that, he was Partner-in-Charge of Financial Institutions of the Hartford Office of KPMG LLP.  Mr. Suski has a Bachelor of Science from the University of Connecticut. He is a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants. He is currently a board member of the SBM Charitable Foundation, Inc. He has held prior board member positions with Savings Bank of Manchester, First Federal Savings – East Hartford, MidConn Bank, and The Federal Savings Bank. As a certified public accountant and through his prior employment and director experiences, Mr. Suski provides knowledge and experience to the board in areas such as financial statement preparation, public reporting and prior participation in public company boards and committees. He serves as the Company’s Audit Committee Chair and is designated as the audit committee financial expert.  Mr. Suski has served as a director of the Company since August 2007 and as a director of the Bank since August 2007.

Arlene Putnam has been a consultant for the Eastfield Mall in Springfield, MA since 2009. Prior to that, she served as a vice president and director of retail operations for Mountain Development Corp. from 2001 to 2009. Ms. Putnam has a Bachelor of Science in Business Administration from Western New England College. She is past Chair of the Affiliated Chamber of Commerce of Greater Springfield and now a member of the Springfield Chamber Board of Directors, a member of the board of directors of the Spirit of Springfield, a member of the Board of Directors of the United Way of Pioneer Valley and a member of the Board of Directors of the Mason Wright Foundation. Ms. Putnam provides the board with knowledge and understanding of the Springfield marketplace and has strong ties to the local community. Ms. Putnam has served as a director of the Company since November 2007 and as a director of the Bank since November 2007.

CORPORATE GOVERNANCE

Meetings

During fiscal year ended June 30, 2011, our Board held six meetings. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served.

Independent Directors

The Board of Directors has determined that all of the members of the Board other than Mr. Burton are “independent directors” under Rule 5605 of the NASDAQ Stock Market. The Board of Directors has also determined that Thomas V. Foley, a member of the Board during fiscal 2011 who retired as a director of the Company and the Bank effective as of September 7, 2011, was also an “independent directors” under Rule 5605 of the NASDAQ Stock Market. The Board based these determinations primarily on the review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships. Mr. Burton is not considered independent because he is an executive officer of Hampden Bancorp, Inc.

Audit Committee

The Audit Committee oversees our financial reporting process, the system of internal financial and accounting controls, the audit process and compliance with applicable laws and regulations. The Audit Committee reviews our annual audited consolidated financial statements, including management’s discussion and analysis and regulatory examination findings. The Audit Committee recommends the appointment of the Company’s independent registered public accounting firm. The members of the Audit Committee are Mr. Suski (Chairman), Ms. Putnam, and Ms. Kennedy. During the fiscal year ended June 30, 2011, the Audit Committee held five meetings. As of the date of this Proxy Statement, each of the Audit Committee members is an “independent director” under the current independence standards promulgated by the Securities and Exchange Commission (the “SEC”) and Rule 5605 of the NASDAQ Stock Market. In addition, the Board has determined that Mr. Suski is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee charter is posted on our website at www.hampdenbank.com. By referring to our website, we do not incorporate the website or any portion of the website by reference into this Proxy Statement.

Compensation Committee

The Compensation Committee reviews and makes determinations as to executive officer compensation. The Compensation Committee also recommends long-term incentive plan awards for directors and employees. The members of the Compensation Committee are Mr. Young (Chairman), Ms. Scott, and Dr. Kowalski. During the fiscal year ended June 30, 2011, the Compensation Committee held three meetings. As of the date of this Proxy Statement, each of the Compensation Committee members is an “independent director” under Rule 5605 of the NASDAQ Stock Market. Annually, our Board of Directors prepares the Chief Executive Officer’s (the “CEO”) performance appraisal and goals. The Compensation Committee also administers the Company’s 2008 Equity Incentive Plan (the “2008 Plan”). The Compensation Committee recommends the compensation for the CEO to the full Board of Directors for approval. The CEO completes direct reports, performance appraisals and goals for our executive officers, which are then reviewed by the Compensation Committee. The CEO also presents recommendations for compensation for the executives to the Compensation Committee, which is provided for approval by the full Board of Directors. For a further discussion on the Compensation Committee’s processes and procedures, see “Executive Officer and Director Compensation—Compensation Discussion and Analysis.”  During fiscal 2011, we used an outside consultant, McLagan, to assist in the evaluation of executive officer compensation. The Compensation Committee charter is posted on our website at www.hampdenbank.com.

Governance and Nominating Committee

The Board of Directors has appointed a Governance and Nominating Committee that has overall responsibility for recommending corporate governance processes and board operations for the Company. The Governance and Nominating Committee also has responsibility for identifying individuals qualified to become Board members and recommending Board nominees for each annual meeting of stockholders, reviewing and recommending to the Board any proposed changes in the Company’s governance guidelines, and overseeing annual self-assessment evaluations of Board performance and reporting such assessments annually to the Board. With respect to Board vacancies, the Governance and Nominating Committee identifies the personal characteristics, skills and abilities needed to assure that the Board will provide proper governance and strategic direction and reviews the resumes of each nominee, reviews the desired set of qualifications and evaluates the nominee(s) in relationship to the needs of the Company and the Board. The current members of the Governance and Nominating Committee are Dr. Kowalski, Ms. Putnam and Mr. Kos. Mr. Foley was a member of the Governance and Nominating Committee during fiscal 2011, but retired as a director of the Company and the Bank effective as of September 7, 2011. During fiscal 2011, the Governance and Nominating Committee held two meetings. In addition, under our present Bylaws, stockholders eligible to vote at the Annual Meeting may make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of Hampden Bancorp. See “—Date for Submission of Stockholder Proposals for Inclusion in Proxy Statement.” As of the date of this Proxy Statement, each of the Governance and Nominating Committee members is an “independent director” under Rule 5605 of the NASDAQ Stock Market. The Governance and Nominating Committee periodically reviews the Board of Directors’ compensation and makes recommendations, when appropriate. The Governance and Nominating Committee charter is posted on our website at www.hampdenbank.com.

Governance and Nominating Committee Procedures

Nominations by stockholders of persons for election to the Board of Directors must be made pursuant to timely notice in writing to our Secretary. To be timely, a stockholder’s notice shall be delivered or mailed to and received at our principal executive offices not less than ninety (90) days prior to the date of the meeting; provided, however, that in the event that less than one hundred (100) days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder’s notice shall set forth: (1) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (2) as to the stockholder giving the notice (x) the name and address, as they appear on the Company’s books, of such stockholder and (y) the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder.

Process for Identifying and Evaluating Nominees

The process that the Governance and Nominating Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Governance and Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Hampden Bank. The Governance and Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Governance and Nominating Committee has not previously used an independent search firm to identify nominees.

Diversity.  While the Committee does not maintain a specific diversity policy, the Governance and Nominating Committee considers issues of diversity among its board members in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the Board and its committees.

Evaluation.  In evaluating potential nominees, the Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Governance and Nominating Committee will conduct a check of the individual’s background and further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Qualifications

The Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age limitation and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Governance and Nominating Committee will then evaluate the following criteria in selecting nominees:

●	integrity and ethical values;

●	commitment to promoting the long term value of the Company and the time to do so;

●	absence of conflicts of interest which might impair the ability to discharge fiduciary duties;

●	fair and equal representation of stockholders;

●	achievement in business, professional, governmental, community, scientific or educational endeavor;

●	provide sound business judgment derived from prior experience to function effectively in an oversight role;

●	diversity; and

●	business understanding of issues facing a public company of comparable size and operations of the Company

The Committee will also consider any other additional qualifications the Governance and Nominating Committee deems relevant.

With respect to nominating an existing director for re-election to the Board, the Governance and Nominating Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Stockholder Communications to the Board

We encourage stockholder communications to the Board and/or individual directors.  Stockholders who want to communicate with the Board or any single director can write to:

Hampden Bancorp, Inc.
Chairman of the Board of Directors
19 Harrison Ave.
Springfield, MA 01102

All communications received (except for communications that are primarily commercial in nature or relate to an improper or irrelevant topic) will be forwarded to the full Board.

Director Attendance at Annual Meetings

Our Board has adopted a policy under which each member of the Board is strongly encouraged to attend each annual meeting of our stockholders. All of our directors attended our annual meeting of stockholders in 2010.

The Board of Directors recommends that stockholders vote FOR the election of all of its director nominees.

Company Leadership Structure

The Board believes that its current governance structure provides independent board leadership and active engagement in the Company’s activities. The Chairman of the Board is not an employee or officer of the Company and all of our non-employee directors are considered “independent” under NASDAQ rules. Board members are actively engaged in shaping the Board’s agenda and the Company’s strategy. With the Company’s President & CEO as a board member, working closely with the independent directors, this structure provides independent oversight while avoiding confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations. The role of the Chairman of the Board is to aid and assist the Board in assuring effective corporate governance in managing the affairs of the Board and the Company.

Relationship Between Compensation and Risk

The Company regularly reviews our compensation practices in an effort to appropriately balance short- and long-term incentives and to ensure that our compensation policies and practices are consistent with effective risk management. We believe that our current disciplined practices reflect responsible compensation, effective risk management and accountability to stockholders. Our Compensation Committee adheres to prudent practices that are designed to reward performance, both in the short and long-term, and are aimed at aligning employee and stockholder interests. The Compensation Committee considers elements of the Company’s organizational structure, management practices and compensation programs that would discourage unnecessary or excessive risk-taking. The Company’s long-term incentive awards are intended to promote accomplishment of our financial objectives over the long-term without taking undue amounts of risk. We will continue to monitor our executive compensation program to ensure that it continues to align the interest of our executives with those of our long-term stockholders while avoiding unnecessary or excessive risk.

The Role of the Board in the Company’s Risk Management Process

The Board of Directors, including its various sub-committees, oversees the Company’s risk management functions and processes. The major risks facing the Company are credit, market, liquidity, interest rate as well as reputation, compliance and operational risk. The Board and its various sub-committees share risk management responsibilities. Each sub-committee addresses different aspects of the Company’s overall risk management program within their areas of responsibility as enumerated in their charters and policies. The full Board of Directors approves policies which establish risk management considerations. Management has the responsibility of implementing and adhering to the established risk guidelines and goals set forth by the Board.

Risk is an integral part of the Board and committee discussions and deliberations throughout the year. The Board, its various sub-committees and management regularly review assessments of the primary risks facing the Company, their relative magnitude and management’s plan for mitigating and managing these risks. The Board receives guidance on risk management issues from its General Counsel, who reports directly to the Board of Directors, as well as the management of the Company.  In addition, the Board discusses risks related to the Company’s business strategy during strategic planning meetings and at other meetings as appropriate.

In addition, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent audit of the Company’s financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) compliance by the Company with legal and regulatory requirements; and (v) the fulfillment of the other responsibilities set forth in its charter, as adopted by the Board.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Officers of Hampden Bancorp, Inc.

The following table sets forth certain information regarding the executive officers of Hampden Bancorp as of June 30, 2011.

Name	Age as of June 30, 2011	Position

Thomas R. Burton	64	President, Chief Executive Officer and Director

Glenn S. Welch	49	Executive Vice President

William D. Marsh	61	Senior Vice President and Division Executive for Retail Banking and Financial Services

Robert A. Massey	60	Chief Financial Officer, Senior Vice President and Treasurer

Robert J. Michel	59	Senior Vice President and Division Executive for Retail and Mortgage Lending

Provided below is a brief description of the principal occupation for the past five years of each of our executive officers other than Mr. Burton. For information regarding Mr. Burton, see “Election of Directors — Biographical Information.”

Glenn S. Welch has served as our and Hampden Bank’s Executive Vice President since 2006. Prior to that, he served as Hampden Bank’s Senior Vice President and Division Executive for Business Banking since June 2001.

William D. Marsh has served as our and Hampden Bank’s Senior Vice President and Division Executive for Retail Banking and Financial Services since 2001.

Robert A. Massey has served as our and Hampden Bank’s Chief Financial Officer since 2008. He has served as Hampden Bank’s Senior Vice President and Treasurer since 1991.

Robert J. Michel has served as our and Hampden Bank’s Senior Vice President and Division Executive for Retail and Mortgage Lending since 1974.

Compensation Discussion and Analysis

Overview

Our Board of Directors, through our Compensation Committee, is responsible for establishing and administering our executive compensation program.  The Compensation Committee, consisting of Stuart Young, Jr., Stanley Kowalski, Jr., and Mary Ellen Scott, in accordance with the Compensation Committee charter, annually reviews the executive compensation program and recommends to the Board for its approval appropriate modifications to the compensation packages for each of our executive officers, including specific amounts and types of compensation used. The Committee reviews recommendations from the CEO regarding compensation of the named executive officers and recommends final compensation packages to the full Board for final approval. The Compensation Committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program.

Our executive compensation program is designed to:

●	Attract, motivate and retain key executive officers; and
●	Focus the executives’ efforts on the Company’s primary goals and objectives, which are intended to promote long-term business success and increased stockholder value.

We believe that an effective compensation program should create a strong link between an executive’s total earnings opportunity and our short-term and long-term performance, which is established by basing a portion of compensation on the achievement of predetermined financial targets and operational goals and retirement plans to meet its objectives.  Levels of individual compensation vary based on each officer’s experience, responsibility for implementing and advancing the Company’s business strategies.

In addition to a competitive base salary to attract and retain talented executives, we have established an annual cash incentive plan to reward the executive management team for attaining specific goals and objectives designed to align the executive with our strategic goals. We have also established an equity incentive program designed to reward the long-term efforts of our executive officers to increase returns to our stockholders and to be competitive with similar programs at other institutions.

Overall Compensation Philosophy and Guiding Principles

The Compensation Committee believes that the success of our Company depends on the ability to attract and retain talented executives motivated to drive the Company’s goals and provide long-term value to our stockholders.

Our compensation program is designed to consider competitive market data, specific functions that may be unique to our organization, and the performance of both the individual and the Company.

Compensation Committee Charter

The Compensation Committee’s Charter reflects the Committee’s responsibilities described above. The Charter is reviewed at least annually by the Compensation Committee and the Board of Directors. The text of the current charter can be found at www.hampdenbank.com.

Compensation Consultant/Role of Management

The Compensation Committee has authority under its charter to engage the services of independent third party experts to assist it in reviewing and determining executive officer compensation. Pursuant to this authority, the Compensation Committee engaged McLagan in fiscal 2011 to conduct comparative studies of our compensation for executive officers and members of our Board of Directors, and related to benchmarking chief executive officer compensation in connection with the Governance and Nominating Committee process.

The CEO annually presents to the Compensation Committee, for their review and approval, his self-evaluation and an assessment of other executive officers, including each individual’s accomplishments, and individual and corporate performance relative to the approved incentive plan. The Committee has discretion to adjust the CEO’s recommendations, but generally has approved his recommendations for executive officers.

Compensation Committee Activities in 2011

The Compensation Committee met three times during the fiscal year ended June 30, 2011. The Company took several actions during fiscal 2011 to further adjust our executive officer compensation program to correspond to our status as a publicly traded stock institution and to create alignment with the interests of our stockholders. The Compensation Committee’s overall principle guiding executive compensation is to provide the Company’s executives with a competitive, performance-based compensation package to motivate and reward the attainment of the Company’s strategic goals, including financial and stockholder performance. As a result, the Compensation Committee considers not only the Company’s performance, but the individual executive’s attainment of both annual and long-term goals and objectives and pay-mix in determining each executive’s individual compensation package. The Compensation Committee believes that a portion of each executive’s total compensation should be at risk based on performance in order to motivate and reward executives to achieve the Company’s strategic goals.

Among other actions taken in fiscal 2011, the Compensation Committee engaged McLagan as compensation consultant to assess the competitiveness of its executive total compensation program and to provide competitive guidelines for programs going forward. The compensation consultant also provided services related to chief executive officer salary benchmarking in connection with our Governance and Nominating Committee process. The Compensation Committee reviewed executive salaries, performance and competitive market pay practices (see “Compensation Program Design – Use of Compensation Survey”) in July 2010, and based on such assessment, recommended adjustments to our executive officers’ base salaries, including increases of 3.02% for Mr. Burton, 3.00% for Mr. Welch and 3.05% for Mr. Marsh.

Objectives of Our Compensation Programs

Our executive officer compensation program is designed to:

●
Attract, retain, motivate and reward highly qualified and productive executives by providing overall compensation that is competitive with other institutions with which we compete for executive talent;

●	Motivate each individual to perform, to the best of his or her ability, in order to achieve targeted goals for the individual and the Company;

●	Improve Company performance, balancing risk-taking with fundamental concepts of safety and soundness;

●	Establish compensation levels that provide the greatest potential rewards for positions of greatest responsibility within a framework that is internally equitable;

●	Promote the long-term increase in the value of the Company by providing a portion of compensation in the form of Company common stock that vests over a period of years; and

●
Analyze compensation, taking into account all compensation elements, to determine the appropriate mix of compensation that will drive superior performance and create alignment with the interests of our stockholders.

Compensation Program Design

Cash Compensation

Current cash compensation consists of base salary and bonuses, which covers executive officers and other Company employees. Our base salary levels for executive officers are intended to be competitive with our peer group to motivate individuals to discharge the responsibilities of their position and to reflect the officer’s role, responsibilities, experience, performance and contribution to the Company’s success. Our Compensation Committee adjusts base salaries of executive officers annually with input from Mr. Burton. In making these adjustments, our Compensation Committee takes into account individual and Company performance; the total current and potential compensation of a given officer based on a review; the levels of compensation paid by institutions that compete with us for executive talent; and the relative level of compensation in comparison to other executive officers and to our employees. Two of our executive officers, Messrs. Burton and Welch, have employment agreements with us and receive base salaries under those agreements, subject to annual review and adjustments.

Use of Compensation Survey

The Compensation Committee relies on peer group surveys prepared by its consultant, McLagan, to assess the competitiveness of the Company’s pay practices in the marketplace. The peer group data is used in combination with other supplemental published survey sources reflecting industry data for banks of similar size (national financial institutions with assets between $400 million and $1.4 billion) and for banks in our region, as well as with information relating to individual and Company performance, to help the Compensation Committee make compensation decisions. McLagan selected a peer group and benchmarked the Company’s cash compensation (base salary plus annual cash incentive compensation) against this group. The peer group consisted of 16 publicly traded financial institutions of similar asset size and regional location. The peer group consisted of:

Enterprise Bancorp, Inc.	Westfield Financial, Inc.
Hingham Institution for Savings	Legacy Bancorp, Inc.
SI Financial Group, Inc. (MHC)	Patriot National Bancorp, Inc.
LSB Corporation	New England Bancshares, Inc.
Naugatuck Valley Financial Corp. (MHC)	Salisbury Bancorp, Inc.
Chicopee Bancorp, Inc.	Central Bancorp, Inc.
PSB Holdings, Inc. (MHC)	Wainwright Bank & Trust Co.
Wilber Corporation	Greene County Bancorp Inc. (MHC)

Impact of Performance on Cash Compensation

The Company implements our objective of relating pay to individual and Company performance by paying variable performance bonuses. Bonuses are based on the level of individual and Company performance measured against strategic criteria in the following four categories: (1) financial performance (net income, net interest income); (2) business and process improvement (core deposit growth, and loan growth). Results of this program during 2011 are discussed below under “Elements of Compensation Incentive Bonus Plan.”

Equity Compensation Plan

Our stockholders approved our 2008 Plan and our Compensation Committee made initial grants under the 2008 Plan to our executive officers in January and April of 2008. The Company also made additional grants under the 2008 Plan in August and September of 2010. The 2008 Plan is intended to promote the continuity of our executive leadership team by imposing lengthy vesting requirements and to enable them to focus on improving the long-term performance of the Company. The 2008 Plan is also designed to provide management with an equity stake to create alignment with the interests of our stockholders.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

We attempt to maximize the tax benefits related to compensation expense, however, tax considerations are not a compelling factor in determining compensation. The Compensation Committee intends for all compensation to be compliant under Rule 162(m) of the Internal Revenue Code to permit us to realize tax benefits of all compensation paid to the named executive officers; however, none of the officers currently receive compensation close to the $1,000,000 threshold. Additionally, employment agreements with executives provide for the reduction of payments in the event of a change in control should such payments constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.

Elements of Compensation

The compensation package for executive officers is comprised of four main components: base salary, incentive bonus plan, retirement benefits, and equity incentive awards.

Base Salary

            Base salaries are intended to be competitive relative to similar positions at companies of comparable size in our business so that we may attract and retain high quality employees. The Compensation Committee has the discretion to adjust salaries based on skill level of the executive. In fiscal 2011, the Compensation Committee reviewed the survey data provided and decided to slightly increase each of our named executive officers’ salaries.

Incentive Bonus Plan

We have adopted an annual incentive plan that provides for a variable cash payment opportunity based on individual and Company performance. The bonus plan compensates executives for obtaining short-term goals and objectives, which the Compensation Committee designs to promote long-term growth and enhanced stockholder value. The Compensation Committee selects objective criteria, primarily financial results, at the beginning of the year based on our profit plan targets and also subjective criteria, often based on our specific business goals for the year. For fiscal 2011, the objective and financial performance criteria included:

●	Net income and earnings per share;
●	Deposit growth;
●	Loan quality (measured by delinquency rates); and
●	Loan production

The Compensation Committee analyzed the entire compensation package, including perquisites, health, medical and life benefits, retirement benefits, valuation of equity compensation and the cost of each to the Company.

Retirement Benefits

Retirement benefits have become an important element of a competitive compensation program for attracting senior executives, especially in the financial services industry. Prior to our conversion to stock ownership, we froze our defined benefit pension plan as of November 1, 2006, and we terminated the plan and distributed out the vested benefits in the fourth quarter of 2008. Our executive compensation program currently includes (i) a 401(k) plan which enables our employees to supplement their retirement savings with elective deferral contributions with matching contributions by us at specific levels, and (ii) an employee stock ownership plan that allows participants to accumulate retirement benefits in employer stock at no cost to the participant. See “—Benefit Plans” below. Also, all of our named executive officers have Executive Salary Continuation Arrangements, or ESCAs. The ESCAs provide a benefit based on years of service that consist of a fixed dollar amount. See “—Pension Benefits” and “—Executive Salary Continuation Arrangements.”  We have also entered into split dollar life insurance arrangements and salary continuation agreements with Messrs. Burton and Michel, which provide for retirement and death benefits.  Such arrangements include a provision that a portion of the premium obligation is funded or forgiven if such persons remain an employee of Hampden Bank in good standing until a designated retirement date.  See also “—Split Dollar/Salary Continuation Agreements” below.

Equity Incentive Awards

During fiscal 2008, our Board of Directors and stockholders approved our 2008 Plan and our Compensation Committee made grants under the 2008 Plan to our executive officers. In designing the program, the Compensation Committee considered the fundamental change that occurred to our Company in its mutual to stock conversion and that, prior to the conversion, the Company was not able to offer any forms of equity compensation. The Compensation Committee also considered the significant change in duties and responsibilities of our executive officers resulting from the change in corporate form and the significant increase in capital from the conversion and our officers’ ability to deploy such capital in a safe and sound manner. We designed the equity incentive program to reward the long-term efforts of our executive officers to increase returns to our stockholders and to be competitive with similar programs at other institutions. In structuring the program, we considered the prevalence among recently converted peer companies of making a large initial post-conversion equity grant with a long vesting period and the applicability of this practice to the Company, taking into account all elements of compensation paid to our executive officers. The Compensation Committee does not expect to make annual grants to our executive officers under the 2008 Plan.

In fiscal 2008, our Compensation Committee made one-time awards as a result of the factors considered above to all of our executive officers in the form of both shares of restricted stock and stock options. In fiscal 2011, our Compensation Committee made an additional one-time grant in the form of shares of restricted stock to Mr. Burton and an additional one-time grant in the form of stock options to Mr. Marsh.

For future grants, the Compensation Committee will determine the schedule upon which awards vest, which may consist of time-based or performance-based vesting. Most awards will not vest more rapidly than 20% per year over five years from the date of grant, except that in the event of death or disability of the participant or a change in control of Hampden Bancorp, all as defined in the 2008 Plan, each outstanding award under the 2008 Plan will immediately become fully vested and each option will be exercisable for the remainder of its term, unless otherwise modified as allowed under the 2008 Plan. The awards granted to our chief executive officer in 2008 vest at a schedule of 25% per year over four years. The awards granted to Mr. Burton in 2011 vest over eighteen months. The awards granted to Mr. Marsh in 2011 vest over three years.

Employment Agreements

We have entered into employment agreements with each of Messrs. Burton and Welch (the “Executive” or “Executives”). Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable and competent management base. Under the agreements, which have essentially identical provisions, Hampden Bancorp will make any payments not made by Hampden Bank under its agreement with the executives, but the executives will not have duplicative payments.

The initial term of the agreements with both Mr. Burton and Mr. Welch is three years. In each case, the term automatically extends at the conclusion of the initial term for a successive term of three years, unless notice not to renew is given by either party, or unless the agreement is earlier terminated by the parties. Following termination of the Executive’s employment, the Executive must adhere to non-competition and non-solicitation restrictions for one year. The employment agreements provide that each Executive’s base salary will be reviewed annually. The base salaries that are currently effective for such employment agreements for Messrs. Burton and Welch are $292,400 and $178,600, respectively. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to Executive personnel. The employment agreements provide for termination by Hampden Bank or Hampden Bancorp for “cause,” as defined in the employment agreement, at any time. If Hampden Bank or Hampden Bancorp chooses to terminate an Executive’s employment without “cause,” or if an Executive resigns from Hampden Bank or Hampden Bancorp with “good reason” as defined in the employment agreement, the Executive will receive an amount equal to the remaining base salary payments due to the Executive for the remaining term of the employment agreement, the benefits that he would have received under any retirement programs in which he participated for the remaining term of the employment agreement, and the right to continue to participate in any benefit plans of Hampden Bank that provide life insurance for the remaining term of the employment agreement. In addition, Hampden Bank and/or Hampden Bancorp would also continue and/or pay for the executive’s health and dental coverage for 18 months or at such earlier date as the Executive becomes eligible for coverage under another employer’s group coverage. The agreement with Mr. Burton also provides him with a disability benefit equal to 100% of the Executive’s bi-weekly rate of base salary as of his termination date. Disability payments are reduced by any disability benefits paid to Mr. Burton under any policy or program maintained by Hampden Bank and/or Hampden Bancorp. Mr. Burton will cease to receive disability payments upon the earlier of: (1) the date an Executive returns to full-time employment; (2) the death of the Executive; (3) Executive’s attainment of age 65; or (4) the expiration of the Executive’s employment agreement.

Our employment agreements with Messrs. Burton and Welch also provide certain termination and change in control benefits and payments identified below in “—Potential Payments On Termination or Change In Control.”  Under these agreements, in the event of a change in ownership or control within the meaning of section 409A of the Internal Revenue Code, if the Executives are offered employment with Hampden Bank or its successor that is comparable in terms of compensation and responsibilities, and the Executives stay for six months after the change in ownership or control is completed, the executives shall receive a lump sum payment in the amount of three months base salary. In addition, under the agreements, if within the period ending two years after a change in control as defined in the agreements, Hampden Bank or Hampden Bancorp terminates the Executive without “cause” or the Executive resigns with “good reason”, as defined in the agreements, Messrs. Burton and Welch would be entitled to a severance payment equal to three times and two times, respectively, the average of his annual compensation for the five preceding taxable years. We would also continue and/or pay for the Executive’s health and dental coverage for 18 months or at such earlier date as the Executive becomes eligible for coverage under another employer’s group coverage. Additionally, Messrs. Burton and Welch would continue to participate in any benefit plans that provided life insurance and would receive the benefits he would have received under any retirement programs in which he participated for 36 months and 24 months, respectively, following his termination of employment (other than where prohibited by express plan terms, or by applicable law). Under the terms of the employment agreements, if the severance and other benefits provided for in the agreements or otherwise payable to the executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then the executive’s severance benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

Change in Control Agreements

We have entered into a change in control agreement with Mr. Marsh. The change in control agreement has a two-year term. In January 2011, the Board of Directors of Hampden Bank extended the agreement for an additional year because we believe that it is in the best interest of the Company and our stockholders to provide our executive officers with an incentive to continue their employment and to motivate the executive officers to maximize the value of the Company upon a change in control for the benefit of our stockholders. Under the agreement, in the event of a change in ownership or control within the meaning of section 409A(a)(2)(A)(v) of the Internal Revenue Code, if Mr. Marsh is offered employment with Hampden Bank or its successor that is comparable in terms of compensation and responsibilities, and he stays for six months after the change in ownership or control is completed, he shall receive a lump sum payment in the amount of three months base salary. If, within a period ending two years after a change in control (as defined in the agreement), Hampden Bank or Hampden Bancorp or their successors terminates his employment without “cause” (as defined in the agreement), or if he voluntarily resigns with “good reason” (as defined in the agreement), he will receive a severance payment under the agreements equal to one times his average annual compensation for the five most recent taxable years. Hampden Bank will also continue health, dental and disability benefit coverage for 18 months following termination of employment. The agreement limits payments made to Mr. Marsh in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G of the Internal Revenue Code, which provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control.

Split Dollar/Salary Continuation Agreements

We have entered into a split-dollar life insurance agreement with Mr. Burton under which we advance premiums to fund life insurance policies that are owned by the executive. The policy is collaterally assigned to Hampden Bank to secure the repayment of premiums upon termination of employment. At the time that Hampden Bank entered into the split dollar agreement, it also entered into a salary continuation agreement (“SCA” and together with the split dollar life insurance agreement “Split Dollar / Salary Continuation Agreement”) with Mr. Burton under which a portion of the premium obligation is funded or forgiven if the executive remains an employee of Hampden Bank in good standing until a designated retirement date or is terminated in connection with a change in control. Provided that Mr. Burton remains employed by Hampden Bank until March 14, 2012, he is provided a lump sum payment under his salary continuation agreement. The lump sum benefit under the SCA for Mr. Burton is $746,000.

Split Dollar Life Insurance Agreements

Hampden Bank has entered into substantially similar split dollar life insurance agreements (“SDLI Agreements”) with certain officers of the Bank, including Messrs. Burton, Welch, and Marsh.

The SDLI Agreements are intended to be non-equity, endorsement split dollar agreements, with respect to certain life insurance policies issued by a duly licensed life insurance company identified in the SDLI Agreements. The insurance policies are to be treated as “bank owned life insurance.”  Pursuant to the SDLI Agreements, Hampden Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the insurance policies in force. Upon the death of an executive officer while employed by Hampden Bank, the division of the death proceeds of his insurance policy shall be as follows:  the executive officer’s designated beneficiary(ies) will be entitled to payment from the policy proceeds directly from the insurer of an amount equal to the lesser of:

(i)            a specified dollar amount ($1.0 million in the case of Mr. Burton; and $350,000 in the cases of Messrs. Marsh, and Welch); or

(ii)           The Net Death Benefit.  The “Net Death Benefit” shall be the death benefit payable under the terms of the policy reduced by the aggregate premiums paid by the Bank.

Hampden Bank shall at all times be entitled to one hundred percent (100%) of the insurance policies’ cash values, less any policy loans and unpaid interest or cash withdrawals previously incurred by Hampden Bank.

Executive Salary Continuation Agreements

We have entered into non-qualified deferred compensation agreements which are referred to as executive salary continuation agreements (“ESCAs”) with Messrs. Burton, Marsh, and Welch for the purpose of supplementing retirement benefits provided under Hampden Bank’s Pension Plan. Benefits are expressed as a life annuity with annual payments of $30,000 for Mr. Marsh, $95,000 for Mr. Burton, and $60,000 for Mr. Welch. Benefits under these ESCAs may be funded under a “rabbi” trust. The agreements provide that the executives will receive a monthly supplemental retirement income benefit until the death of the executive following retirement at or after age 65, except that Mr. Burton will receive a lump sum equal to a life annuity with annual payments of $95,000. In the event an executive dies prior to retirement, a pre-retirement death benefit is paid to his beneficiary. The ESCAs also provide for a benefit in the event an executive terminates service with Hampden Bank, voluntarily or involuntarily, prior to attaining retirement age for reasons other than cause, as defined in the ESCAs, including a change in control. Under these circumstances, the executive shall receive the benefits promised in his ESCA upon attaining normal retirement age, as if the executive had been continuously employed by the Bank until said normal retirement age.  If an executive’s service with us is terminated due to a disability before he attains age 65, the executive will immediately receive the retirement benefit as if he had reached retirement age.

Hampden Bank entered into a grantor or "rabbi" trust agreement with an independent trustee. The grantor trust has been established to hold assets that Hampden Bank may contribute for the purpose of making benefits payments under the ESCAs. Funds held in the trust remain at all times subject to the claims of Hampden Banks' creditors in the event of Hampden Bank's insolvency.

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by us to or for the account of our Chief Executive Officer, and our other two most highly compensated executive officers (collectively, “named executive officers”).

Name	Year (1)	Salary($)	Bonus($)	Stock Awards($)(2)	Option Awards($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total($)
Thomas R. Burton	2011	292,400	-	120,000	-	113,579	71,092	597,071
President and Chief Executive Officer	2010	283,815	-	-	-	171,413	58,976	514,204
	2009	275,702	-	-	-	166,434	59,815	501,951

Glenn S. Welch	2011	178,600	-	-	-	23,085	32,981	234,666
Executive Vice President	2010	173,400	-	-	-	19,960	33,174	226,534
	2009	168,077	-	-	-	19,380	21,912	209,369

William D. Marsh III	2011	141,904	13,770	-	11,500	42,579	18,380	228,133
Senior Vice President	2010	137,700	5,000	-	-	37,022	18,001	197,723
	2009	134,231	-	-	-	35,947	17,746	187,924

(1)	Fiscal year-end is June 30.

(2)
Reflects the grant date fair value of restricted stock awards granted to our executive officers under our 2008 Equity Incentive Plan. The grant date fair value of the stock awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718 (formerly FAS 123R). A discussion of the assumptions used in calculating the award values may be found at footnote 15 to our consolidated financial statements in our Annual Report on Form 10-K.

(3)
Reflects the grant date fair value of stock option awards granted to our executive officers under our 2008 Equity Incentive Plan. The grant date fair value of the restricted stock options has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718 (formerly FAS 123R). A discussion of the assumptions used in calculating the award values may be found at footnote 15 to our consolidated financial statements in our Annual Report on Form 10-K.

(4)	This column reflects the aggregate increase in the actuarial present value of the executive officers accumulated benefit under the Executive Salary Continuation Arrangements.

(5)	Details of the amounts reported in the “All Other Compensation” column for fiscal 2011 are provided in the following table.

		Mr. Burton	Mr. Welch	Mr. Marsh
Employer contributions to 401(k) Plan	2011	$9,808	$7,075	$6,227
	2010	$9,719	$7,085	$5,826
	2009	$9,266	$6,573	$5,309

Imputed income under split dollar agreements	2011	$28,916	$-	$-
	2010	$28,916	$-	$-
	2009	$28,916	$-	$-

Employer contributions to ESOP Plan	2011	$19,367	$13,929	$12,153
	2010	$20,341	$14,809	$12,175
	2009	$21,633	$15,339	$12,437

	2011	$13,001	$11,977	$-
Perquisites (1)	2010	$-	$11,280	$-
	2009	$-	$-	$-

(1)
The perquisites for Mr. Burton for fiscal 2011 include a $6,581 car allowance, a $1,500 executive dining membership for business development and a $4,920 country club allowance. The perquisites for Mr. Welch for fiscal 2011 include a $4,597 car allowance and a $7,380 country club allowance. The perquisites for Mr. Welch for fiscal 2010 include a $6,000 car allowance and a $5,280 country club allowance.

Grants of Plan-Based Awards

The following table sets forth information regarding stock options and restricted stock awards to our named executive officers during the fiscal year ended June 30, 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Thomas R. Burton	8/3/2010	12,000	-	-	$120,000
William D. Marsh III	9/7/2010	-	5,000	$10.00	$11,500

(1)
Refers to awards of restricted shares of our common stock under the 2008 Equity Incentive Plan. These awards granted to Mr. Burton have an eighteen month time based vesting schedule, with one third of such award vesting after each six month period. See note 15 to our consolidated financial statements for the year ended June 30, 2011, filed with our Annual Report on Form 10-K dated September 15, 2011 for assumptions made in valuation.

(2)
Refers to awards of stock options under the 2008 Equity Incentive Plan. These awards granted to Mr. Marsh have a three-year time based vesting schedule, with one third of such award vesting after each one year period.  See note 15 to our consolidated financial statements for the year ended June 30, 2011, filed with our Annual Report on Form 10-K dated September 15, 2011 for assumptions made in valuation.

Narrative Disclosure to Summary Compensation Table

See the section titled “Executive Officer and Director Compensation — Elements of Compensation — Employment Agreements”.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock option and restricted stock awards granted to our named executive officers that were outstanding as of June 30, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Thomas R. Burton	55,750	18,750	10.90	April 29, 2018	19,125	253,789
Glenn S. Welch	33,000	22,000	10.90	April 29, 2018	12,720	168,794
William D. Marsh III	15,000	10,000	10.90	April 29, 2018	7,600	100,852
William D. Marsh III	-	5,000	10.00	September 7, 2020

(1)
Options vest as to 20% of the shares subject to the grant on April 29, 2009 and an additional 20% of the shares subject to the grant vest April 29 of each year thereafter, subject to the executive’s continued service on the relevant vesting dates, except that the awards granted to Mr. Burton vest as to 25% of the shares subject to the grant on April 29, 2009, and an additional 25% of the shares subject to the grant vest April 29 of each year thereafter. Options for Mr. Marsh vest 33.33% of the shares subject to the grant on September 7, 2010 on September 7 of each year thereafter.

(2)
Shares of our restricted stock vest as to 20% of the shares subject to the grant on January 29, 2009 and an additional 20% of the shares subject to the grant vest January 29 of each year thereafter, subject to the executive’s continued service on the relevant vesting dates, except that the awards granted to Mr. Burton vest as to 25% of the shares subject to the grant on January 29, 2009, and an additional 25% of the shares subject to the grant vest January 29 of each year thereafter. The awards granted to Mr. Burton vest 33.33% of the shares subject to the grant on August 3, 2010 every six months thereafter.

(3)	The market value of unvested restricted stock is based upon the closing price of our common stock on June 30, 2011, of $13.27 per share.

Option Exercises and Stock Vested

The following table provides information concerning the value realized on option award exercise and vesting of stock awards for each named executive officer, on an aggregate basis, during the fiscal year ended June 30, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas R. Burton	500	5,450	15,125	185,169
Glenn S. Welch	-	-	6,360	77,274
William D. Marsh III	-	-	3,800	46,170

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the fiscal year ended June 30, 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($) (1) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distrbutions ($)	Accumulated Benefit at June 30, 2011 ($)
Thomas R. Burton	$-	$142,495	$-	$-	$1,358,597
Glenn S. Welch	$-	$23,085	$-	$-	$85,150
William D. Marsh III	$-	$42,579	$-	$-	$189,336

(1)	Represents amounts contributed by us for the ESCAs and the Split Dollar/Salary Continuation Agreements. All amounts representing contributions by us are included in the Summary Compensation Table.
(2)	Includes amounts reported in the Summary Compensation Table for fiscal 2011 in amounts of $113,579 for Mr. Burton; $23,085 for Mr. Welch; and $42,579 for Mr. Marsh.

Benefit Plans

401(k) Plan

 We sponsor the Hampden Bank SBERA 401(k) Plan, a tax-qualified defined contribution plan, for all of our employees who have satisfied the plan eligibility requirements. Employees who have attained age 21 may begin deferring compensation as of the first day of the month following the completion of twelve months of employment with Hampden Bank.   The 401(k) Plan permits each participant to make pre-tax salary deferrals in an amount up to 75% of compensation. Participants in the 401(k) Plan may modify the amount contributed to the 401(k) Plan, effective on the first day of the month, by filing a new deferral agreement with the plan administrator at least 15 days prior to the effective date of the modification. We have discretion under the 401(k) Plan to make matching contributions. We contribute an amount equal to 3% of each employee’s compensation for the plan year to their participation account and will make matching contributions equal to 50% of the first 2% of each participant’s deferred compensation for the plan year.

Employee Stock Ownership Plan

In connection with the conversion, we and Hampden Bank authorized the adoption of an ESOP for eligible employees of Hampden Bank. Eligible employees who had attained age 21 and had been employed by us for three months at the closing date of the conversion are eligible to participate in the ESOP. Thereafter, new employees of Hampden Bank who have attained age 21 and completed 1,000 hours of service during a continuous 12-month period are eligible to participate in the ESOP as of the first entry date following completion of the ESOP's eligibility requirements.

Participants vest in the benefits allocated under the ESOP at a rate of 20% per year for each year of continuous service with Hampden Bank over a five-year period. A participant will become fully vested at retirement, upon death or disability or upon termination of the ESOP. Benefits can be distributable over a period of time upon a participant's separation from service. Any unvested shares that are forfeited upon a participant's termination of employment will be reallocated among the remaining ESOP participants.

Plan participants are entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

The ESOP must meet certain requirements of the Internal Revenue Code and the Employment Retirement Income Security Act of 1974, as amended. We intend to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the ESOP.

For information relating to retirement benefits pursuant to the terms of Executive Salary Continuation Agreements and Split Dollar / Salary Continuation Agreements, see “Executive Officer and Director Compensation —Elements of Compensation —Executive Salary Continuation Agreements and —Split Dollar / Salary Continuation Agreements..”

Potential Payments On Termination Or Change In Control

The following table shows the potential payments and benefits under our compensation and benefit plans and arrangements to which named executive officers would be entitled upon termination of employment, a change in control of the Company, or a change in the executive’s responsibilities. For each executive, it is assumed that the triggering event or events occurred on June 30, 2011 (which was the last business day of our most recently completed fiscal year).  For information relating to our employment and change of control agreements with our named executive officers, see “Compensation Discussion and Analysis—Employment Agreements,” “—Change In Control Agreements,” “—Split Dollar/Salary Continuation Plans,” and “—Executive Salary Continuation Arrangements.”

Disability	Thomas R. Burton	Glenn S. Welch	William D. Marsh III
Nonqualified Deferred Compensation (1)	$1,061,823	$865,339	$353,405
Split Dollar/Salary Continuation (2)	$462,656	$-	$-
Acceleration of unvested equity awards (3)	$298,226	$220,934	$140,902
Disability Assistence Benefit (4)	$-	$66,751	$54,251
Employment Agreement (5)	$450,783	$-	$-
Health Insurance	$28,147	$16,822	$5,607

(1)	Represents a lump sum payment for Mr. Burton, and the present value of payments of $60,000 a year for Mr. Welch, and $30,000 a year for Mr. Marsh beginning on 6/30/11 until estimated death of 82 years old.
(2)	Represents the disability benefit Mr. Burton would receive under the salary continutation plans.
(3)	Value upon termination is calculated using a fair value for our common stock of $13.27 per share, the closing price of our common stock on The Nasdaq Global Market on June 30, 2011.
(4)	Represents the amount that each executive would receive under the Hampden Bank short-term disability assistence benefit.
(5)	Represents 100% of Mr. Burton's bi-weekly salary paid to him on a monthly basis until the date that his employment contract expires.

Death	Thomas R. Burton	Glenn S. Welch	William D. Marsh III
Nonqualified Deferred Compensation (1)	$945,864	$85,150	$189,336
Lump Sum - Life Insurance (2)	$1,050,000	$400,000	$400,000
Split Dollar/Salary Continuation (3)	$450,000	$-	$-
Acceleration of unvested equity awards (4)	$298,226	$220,934	$140,902

(1)	Represents the accrued liability as of June 30, 2011.
(2)	Represents the Hampden Bank employee life insurance benefit and the payout from Bank Owned Life Insurance Agreements.
(3)	Represents the death benefit Mr. Burton would receive under his split dollar plan.
(4)	Value upon termination is calculated using a fair value for our common stock of $13.27per share, the closing price of our common stock on The Nasdaq Global Market on June 30, 2011.

Retirement or Resignation	Thomas R. Burton	Glenn S. Welch	William D. Marsh III
Nonqualified Deferred Compensation (1)	$945,864	$85,150	$189,336

(1)	Represents the accrued liability as of June 30, 2011.

Discharge Without Cause or Resignation With Good Reason - No Change In Control	Thomas R. Burton	Glenn S. Welch	William D. Marsh III
Nonqualified Deferred Compensation (1)	$1,061,823	$604,531	$300,283
Lump Sum - Cash Payment (2)	$450,783	$275,342	$-
Split Dollar/Salary Continuation (3)	$462,656	$-	$-

(1)	Represents a lump sum payment for Mr. Burton, and the present value of payments of $60,000 a year for Mr. Welch, and $30,000 a year for Mr. Marsh beginning on the month after they turn 65 years old
(2)	Represents the lump sum cash payment Messrs. Burton and Welch would receive under their employment agreements.
(3)	Represents the benefit Mr. Burton would receive under the salary continutation plan.

Discharge Without Cause or Resignation With Good Reason - Change In Control Related	Thomas R. Burton	Glenn S. Welch	William D. Marsh III
Nonqualified Deferred Compensation (1)	$1,061,823	$604,531	$300,283
Lump Sum - Cash Payment (2)	$814,485	$324,480	$134,114
Health Insurance	$28,147	$16,822	$16,822
Split Dollar/Salary Continuation (3)	$462,656	$-	$-
Acceleration of unvested equity awards (4)	$298,226	$220,934	$140,902

(1)	Represents a lump sum payment for Mr. Burton, and the present value of payments of $60,000 a year for Mr. Welch, and $30,000 a year for Mr. Marsh beginning on the month after they turn 65 years old
(2)	Represents the lump sum cash payment Messrs. Burton and Welch would receive under their employment agreements or the lump sum cash payments Mr. Marsh would receive under his change in control agreement.
(3)	Represents the benefit Mr. Burton would receive under the salary continutation plan.
(4)	Value upon termination is calculated using a fair value for our common stock of $13.27 per share, the closing price of our common stock on The Nasdaq Global Market on June 30, 2011.

Director Compensation

The following table presents director compensation for the fiscal year ended June 30, 2011.

Name	Fees	Change in Pension Value and Nonqualified Deferred Compensation Earnings (1)	Total
Thomas V. Foley (2) (3)	$18,100	$2,019	$20,119
Judith E. Kennedy (3)	$17,650	$3,809	$21,459
Richard J. Kos (3)	$24,150	$6,949	$31,099
Stanley Kowalski, Jr. (3)	$26,143	$10,531	$36,674
Kathleen O'Brien Moore (3)	$18,650	$4,944	$23,594
Arlene Putnam (3)	$18,050	$9,045	$27,095
Mary Ellen Scott (3)	$23,600	$10,970	$34,570
Linda M. Silva Thompson (3)	$17,550	$3,310	$20,860
Richard D. Suski (3)	$18,000	$5,682	$23,682
Stuart F. Young, Jr. (3)	$27,037	$8,651	$35,688

(1)
Represents contributions by the Company. Hampden Bank has entered into non-qualified supplemental retirement plans with each of its non-employee directors that pay benefits in the form of a 10-year, term certain annuity in an annual amount of up to 50% of their annual director’s fees.  Benefits are also paid in the case of death and disability and there is a reduced benefit that is paid in case of certain termination of service prior to retirement.

(2)	Mr. Foley retired as a Director of the Company and the Bank effective as of September 7, 2011.
(3)
Each director has an aggregate of 15,000 shares of stock option awards outstanding and 7,338 shares of restricted stock awards outstanding at June 30, 2011, except that Mr. Young has an aggregate of 15,000 shares of stock option awards outstanding and 7,340 shares of restricted stock awards outstanding at June 30, 2011 and Mr. Foley has an aggregate of 9,000 shares of stock option awards outstanding and 4,404 shares of restricted stock awards outstanding at June 30, 2011. The grant date fair value of each directors stock option award was $163,500, except for Mr. Foley whose grant date fair value of stock option awards was $98,100, The grant date fair value of each directors restricted stock award was $74,701, except for Messrs. Young and Foley, whose grant date fair value of restricted stock awards were $74,721 and $44,833, respectively. The grant date fair value of the restricted stock and stock option awards have been computed in accordance with the stock based accounting rules under FASB ASC Topic 718 (formerly FAS 123R). A discussion of the assumptions used in calculating the award values may be found at footnote 15 to our consolidated financial statements in our Annual Report on Form 10K.

Each of our non-employee directors receives $950 per meeting of the Board of Directors. In addition, each member of a committee of either Hampden Bancorp or Hampden Bank receives $550 per meeting, except that Audit Committee members will receive $650 per meeting and the chairman will receive $750 per meeting. In addition, each non-employee director receives a stipend of $550 per meeting for training.

Non-employee directors receive an $8,000 annual retainer and the chairman receives a $10,000 annual retainer. It is anticipated that the Board of Directors of Hampden Bank and Hampden Bancorp will each meet six times a year. In the event that the Hampden Bancorp board meets immediately before or after a Hampden Bank board meeting the directors will not receive compensation with respect to the Hampden Bank meeting.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Stuart Young, Jr. (Chairman), Stanley Kowalski, Jr. and Mary Ellen Scott. No person now serving as a member of the Compensation Committee is a current or former officer or employee of Hampden Bancorp or Hampden Bank or engaged in certain transactions with Hampden Bancorp or Hampden Bank that are required to be disclosed pursuant to any rules promulgated by the SEC. Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of Hampden Bancorp or Hampden Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee.

Compensation Committee Report

The Compensation Committee of Hampden Bancorp, Inc. has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this Proxy Statement, with our management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

Members of The Compensation Committee

  Stuart Young, Jr. (Chairman)
 Stanley Kowalski, Jr., Ph.D.
Mary Ellen Scott

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, we make loans to our directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and neither involve more than normal risk of collectability nor present other unfavorable features.

The Sarbanes-Oxley Act generally prohibits loans by Hampden Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Hampden Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Hampden Bank is, therefore, prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit Hampden Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Policies and Procedures Regarding Transactions with Related Persons

Our Audit Committee has adopted a written policy which provides procedures for the review, approval or ratification of certain transactions required to be reported under applicable rules of the SEC. Pursuant to the Audit Committee Charter, unless otherwise reviewed by a committee of independent directors, the Audit Committee shall approve all related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Holders of Voting Securities Of Hampden Bancorp, Inc.

The following table sets forth information as of August 19, 2011 with respect to the beneficial ownership of our outstanding Common Stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock.  Percentage of ownership is based on 6,797,768 shares of Common Stock outstanding on August 19, 2011.

Name and Address of Beneficial Owner	Number of Shares; Nature of Beneficial Ownership	Percent of Common Stock Owned

Investors of America, Limited Partnership (1) 135 North Meramec Avenue Clayton, MO 63105	702,000	10.3%

Hampden Bank Employee Stock Ownership Plan (2) 19 Harrison Ave. Springfield, MA 01102 (First Bankers Trust Services, Trustee)	620,542	9.1%

Terry Maltese (3) Sandler O’Neill Asset Management, LLC 780 Third Avenue, 5th Floor New York, NY 10017	365,000	5.4%

(1)	Based solely on a Schedule 13-G/A filed by Investors of America, Limited Partnership, on February 8, 2011. The filer claimed sole voting and dispositive power over all of the shares.
(2)
Reflects shares held in the ESOP for the benefit of employees of the Company as of August 19, 2011. Includes 466,393 shares that have not been allocated to participants’ accounts. Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants. Under the terms of the ESOP, the Trustee has sole investment authority and shares voting authority over the shares in the ESOP. The Trustee, however, is subject to fiduciary duties under ERISA. The Trustee disclaims beneficial ownership of the shares of common stock held in the ESOP.

(3)
Based solely on a Schedule 13-D filed by Terry Maltese, Sandler O’Neill Asset Management, LLC (“SOAM”), on March 12, 2010. Consists of 9,468 shares beneficially owned by Malta Partners, L.P. (“MP”), 34,615 shares beneficially owned by Malta Hedge Fund, L.P. (“MHF”), 184,593 shares beneficially owned by Malta Hedge Fund II, L.P. (“MHFII”), 70,964 shares beneficially owned by Malta Offshore, Ltd. (“MO”) and 65,000 shares beneficially owned by SOAM Capital Partners, L.P. (“SCP”). MP, MHF and MHFII are collectively referred to as the “Partnerships.” SOAM Ventures, LLC (“Ventures”) is the management company for SCP and Mr. Maltese is the managing member of Ventures. The sole general partner of each of the Partnerships is SOAM Holdings, LLC (“Holdings”), and administrative and management services for the Partnerships are provided by SOAM. SOAM also provides management services to MO. The managing member and President of Holdings and SOAM is Mr. Maltese. In his capacity as President and managing member of Holdings, Ventures, and SOAM, Mr. Maltese exercises voting and dispositive power over all shares beneficially owned by  MP, MHF, MHFII, SCP, MO, SOAM and Holdings. The non-managing member of Holdings and SOAM is Sandler O’Neill Holdings, LLC.

Stock Owned by Management of Hampden Bancorp, Inc.

The following table sets forth information regarding the beneficial ownership of our common stock as of August 19, 2011 by (1) each director, (2) each nominee for election as director, (3) each of the executive officers named in the summary compensation table of this proxy statement and (4) all directors and executive officers as a group.  Percentage of ownership is based on 6,797,768 shares of Common Stock outstanding on August 19, 2011.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage of Ownership
Thomas R. Burton President and Chief Executive Officer, Director (3)	138,094	2.03%
Thomas V. Foley Director (9)	26,338	*
Judith E. Kennedy Director (9)	18,338	*
Richard J. Kos Director (4) (9)	31,084	*
Stanley Kowalski, Jr. Director (9)	31,338	*
William D. Marsh III Senior Vice President (10)	39,311	*
Kathleen O'Brien Moore Director (9)	16,838	*
Arlene Putnam Director (9)	18,668	*
Mary Ellen Scott Director (9)	26,338	*
Linda M. Silva Thompson Director (5) (9)	21,188	*
Richard D. Suski Director (6) (9)	27,338	*
Glenn S. Welch Executive Vice President (7)	80,475	1.18%
Stuart F. Young, Jr. Chariman of the Board of Directors (8)	46,340	*
All other executive officers (11)	213,618	N/A
All Directors and executive officers as a group (19 persons) (11)	735,306	10.82%

* Less than 1% of common stock outstanding

(1)	The address of each beneficial owner listed above is c/o Hampden Bancorp, Inc., 19 Harrison Ave., Springfield, MA 01102.
(2)
Based on information provided by the respective beneficial owners and on filings with the SEC made pursuant to the Exchange Act. “Shares of Common Stock Beneficially Owned” include shares held directly or indirectly, including (a) shares held in joint tenancy or tenancy in common and (b) shares allocated to the account of the individual through deferred compensation or employee benefit plans of the Company or Hampden Bank. Each person whose shares are included herein is deemed to have sole or shared voting and investment power as to the shares reported, except as otherwise indicated.

(footnotes continued on following page)

(3)
Shares reported as beneficially owned by Mr. Burton include 5,000 shares owned by Mr. Burton’s wife; 8,165 shares held by ESOP; 7,000 shares held in Mr. Burton’s IRA; and 13,000 shares held in Mr. Burton’s 401(k); 47,479 shares of restricted stock; and options to purchase 55,750 shares of our common stock which are or will be immediately exercisable within 60 days of August 19, 2011.

(4)
Shares reported as beneficially owned by Mr. Kos include 7,373 shares owned by Mr. Kos’ wife; 7,373 shares held in Mr. Kos’ IRA; 7,338 shares of restricted stock; and options to purchase 9,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 19, 2011.

(5)
Shares reported as beneficially owned by Ms. Silva Thompson include 400 shares owned by Ms. Silva Thompson’s husband; 300 shares held by Ms. Silva Thompson’s minor children; 400 shares held by Ms. Silva Thompson’s IRA; 7,338 shares of restricted stock; and options to purchase 9,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 19, 2011.

(6)
Shares reported as beneficially owned by Mr. Suski include 2,000 shares owned by Mr. Suski’s wife; 7,338 shares of restricted stock; and options to purchase 9,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 19, 2011.

(7)
Shares reported as beneficially owned by Mr. Welch include 100 shares held by Mr. Welch’s minor children; 5,923 shares held by ESOP; 12,000 held by Mr. Welch’s 401(k); 29,452 shares of restricted stock; and options to purchase 33,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 19, 2011.

(8)
Shares reported as beneficially owned by Mr. Young include 10,000 shares owned by Mr. Young’s wife; 7,340 shares of restricted stock; and options to purchase 9,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 19, 2011.

(9)
Shares reported as beneficially owned include 7,338 shares of restricted stock and options to purchase 9,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 19, 2011

(10)
Shares reported as beneficially owned by Mr. Marsh include 4,974 shares held by ESOP; 10,000 shares held by Mr. Marsh’s IRA; 10,371 shares of restricted stock; and options to purchase 16,666 shares of our common stock which are or will be immediately exercisable within 60 days of August 19, 2011.

(11)
Shares reported as beneficially owned include 55,926 shares of restricted stock and options to purchase an aggregate of 93,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 19, 2011 held by our executive officers not named in this table.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Board of Directors has appointed the firm of Wolf & Company, P.C. to continue as the Company's independent registered public accounting firm for the year ending June 30, 2012, subject to ratification of the appointment by Hampden Bancorp's stockholders. If the stockholders do not ratify the appointment of Wolf & Company, P.C., the Audit Committee will reconsider whether to retain Wolf & Company, P.C., but may retain Wolf & Company, P.C. as the Company's independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of Hampden Bancorp and its stockholders.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast, represented either in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Wolf & Company, P.C. as Hampden Bancorp's independent registered public accounting firm for the year ending June 30, 2012. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Representatives of Wolf & Company, P.C. are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board Of Directors Recommends A Vote To Ratify The Appointment Of Wolf & Company, P.C. As Independent Public Accountants For the Year Ending June 30, 2012.

Auditor Fee Information

The following table presents fees for professional audit services rendered by Wolf & Company, P.C. for the audit of the Company's annual financial statements for the years ended June 30, 2011 and June 30, 2010 and fees billed for other services rendered by Wolf & Company, P.C during those periods:

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$116,058	$126,966
Audit Related Fees (2)	39,589	57,231
Tax Fees (3)	29,000	29,330
All Other Fees (4)	-	-
Total	$184,647	$213,527

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Wolf & Company, P.C. in connection with statutory and regulatory filings or engagements.

(2)
 Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." This category includes fees related to employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

(4)	There were no fees incurred in this category in fiscal 2011 or fiscal 2010.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Consistent with SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

The Audit Committee's policy requiring pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services, provides for the annual pre-approval of specific types of services pursuant to the policies and procedures adopted by the Audit Committee, and gives guidance to management as to the specific services that are eligible for such annual pre-approval. The policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC's rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company, (ii) would place the independent registered public accounting firm in the position of auditing its own work, (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company, or (iv) would place the independent registered public accounting firm in a position of acting as an advocate for us. Additionally, the Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm's familiarity with our business, personnel, systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to us.  For fiscal 2011, of the Audit-Related Fees, and Tax Fees paid to Wolf & Company, P.C., 100% were pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee currently has three members: Richard D. Suski (Chairman), Arlene Putnam, and Judith E. Kennedy. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Board of Directors of Hampden Bancorp, Inc.

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management is responsible for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2011 with Hampden Bancorp’s management. The Audit Committee has discussed with Wolf & Company, P.C., the Company’s independent registered public accounting firm, the matters required to be discussed by Statement and Auditing Standards No. 61, as amended, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Wolf & Company, P.C. regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Wolf & Company, P.C.’s communications with the Audit Committee and the Audit Committee further discussed with Wolf & Company, P.C. their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee meets with the independent registered public accounting firm with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and other matters.

           Based on the review and discussions described above, the Audit Committee recommended to Hampden Bancorp’s Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2011 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC.

Members of The Audit Committee
Richard D. Suski (Chairman)
Arlene Putnam
Judith E. Kennedy

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR INCLUSION IN PROXY STATEMENT

Any proposal that a stockholder wishes to have included in our Proxy Statement and form of proxy relating to our 2012 annual meeting of stockholders under Rule 14a-8 of the SEC must be received by our Secretary at Hampden Bancorp, Inc., 19 Harrison Ave., Springfield, MA 01102 by June 4, 2012. Nothing in this paragraph shall be deemed to require us to include in our Proxy Statement and form of proxy for such meeting any stockholder proposal that does not meet the requirements of the SEC in effect at the time. The Company’s bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the 2012 annual meeting of stockholders, a stockholder must deliver notice of such nomination and/or proposals to the Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days' notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company and can be found on the SEC’s website at www.sec.gov.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires Hampden Bancorp's directors, certain officers and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of Hampden Bancorp's equity securities and to file subsequent reports when there are changes in such ownership. Based solely on a review of reports or written representations submitted to Hampden Bancorp, we believe that during the fiscal year ended June 30, 2011 all Section 16(a) filing requirements applicable to our officers, directors, and more than 10% owners were complied with on a timely basis, except for (i) two late filings of Form 4s each reporting one transaction by Lynn Bunce; (ii) one late filing of a Form 4 reporting one transaction and one late filing of a Form 3 by Investors of America Limited Partnership; and (iii) one late filing of a Form 4 reporting one transaction by each of Thomas Burton, Richard DeBonis, Craig Kaylor, William Marsh III, Robert Massey, Robert Michel, Sheryl Shinn and Glenn Welch.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at www.hampdenbank.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market LLC.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our Annual Report to Stockholders for the year ended June 30, 2011 (which incorporates a copy of our Annual Report on Form 10-K) accompanies this Proxy Statement.

A copy of our Annual Report on Form 10-K for the year ended June 30, 2011, including the financial statements, may be obtained by stockholders without charge by written request addressed to Robert Massey, CFO, SVP and Treasurer, Hampden Bancorp, Inc., 19 Harrison Ave., Springfield, MA 01102 or may be accessed on the Internet at www.hampdenbank.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors
Thomas R. Burton
President and Chief Executive Officer

Springfield, MA
September 30, 2011

REVOCABLE PROXY
HAMPDEN BANCORP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD
NOVEMBER 1, 2011

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated September 30, 2011, and hereby appoints Thomas R. Burton and Richard Kos and each of them, with power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of Stockholders of Hampden Bancorp, Inc. (the “Company”), to be held at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA 01144 on November 1, 2011 at 10:00 a.m. and at any adjournment(s) thereof, all shares of common stock of the Company which undersigned would be entitled to vote if personally present for the following matters.  Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

The Board of Directors recommends a vote “FOR” the proposals.

1.	To elect the following individuals as Directors of the Company for a term of three years as described in the enclosed Proxy Statement;

1.	Stanley Kowalski, Jr.
2.	Mary Ellen Scott
3.	Stuart F. Young, Jr.
☐ FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT

INSTRUCTION: To withhold your vote for any one or more nominees, mark “For All Except” above and write that (those) nominee’s name(s) below:

2.	To ratify the appointment of Wolf & Company, P.C. as the Company’s independent auditors for the year ending June 30, 2012.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.   ☐

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement.

Dear ESOP Participant:

On behalf of the Board of Directors of Hampden Bancorp, Inc. (the “Company”), I am forwarding you the attached WHITE vote authorization form for you to convey your voting instructions to First Bankers Trust Services, Inc. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of Hampden Bancorp, Inc. to be held on November 1, 2011. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders and a copy of the Company’s Annual Report to Stockholders.

As a participant in the Hampden Bank Employee Stock Ownership Plan (the “ESOP”), you are entitled to vote all shares of Company common stock allocated to your account as of  September 16, 2011. All allocated shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the Trustee by October 20, 2011. If you do not direct the Trustee how to vote the shares of Company common stock allocated to your account, the Trustee will vote your shares in a manner calculated most accurately to reflect the instructions it receives from other participants, subject to its fiduciary duties.

To direct the voting of the shares of Company common stock allocated to your account under the ESOP, please complete and sign the attached WHITE vote authorization form and return it in the enclosed postage-paid envelope no later than October 20, 2011. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or Hampden Bank.

Sincerely,

Thomas R. Burton
President, Chief Executive Officer and Director

EMPLOYEE STOCK OWNERSHIP PLAN
VOTE AUTHORIZATION FORM

I understand that First Bankers Trust Services, Inc., the Trustee, is the holder of record and custodian of all shares of Hampden Bancorp, Inc. (the “Company”) common stock allocated to me under the Hampden Bank Employee Stock Ownership Plan. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on November 1, 2011.

Accordingly, please vote my shares as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Stanley Kowalski, Jr., Mary Ellen Scott, and Stuart F. Young, Jr.

FOR	WITHHOLD	FOR ALL EXCEPT

o	o	o

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

2. The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Hampden Bancorp, Inc. for the fiscal year ending June 30, 2012.

FOR	AGAINST	ABSTAIN

o	o	o

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

The Trustee is hereby authorized to vote any shares allocated to me as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed envelope no later than October 20, 2011.